WARRANT TO PURCHASE SHARES OF COMMON STOCK

of

McMoRan EXPLORATION CO.

THIS WARRANT (THIS “WARRANT”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MCMORAN EXPLORATION CO. (THE “COMPANY”) THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant Certificate No. 1

December 16, 2002

WARRANT TO PURCHASE SHARES OF COMMON STOCK

of

MCMORAN EXPLORATION CO.

This certifies that K1 USA Energy Production Corporation, or its successors or assigns (the “Holder”), is entitled, subject to the terms set forth below, at any time during the Exercise Period (defined in Section 2.1 hereof) to purchase from McMoRan Exploration Co., a Delaware corporation, up to one million, seven hundred forty-two thousand, four hundred twenty-four (1,742,424) fully paid and non-assessable shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the purchase price per Warrant Share of $5.25 (the “Purchase Price”).  The number of Warrant Shares issuable upon exercise of this Warrant and payment of the Purchase Price per Warrant Share shall be subject to adjustment from time to time as provided in Article III hereof.

ARTICLE I

Warrant

This Warrant is issued to the Holder in connection with that certain Master Agreement, dated as of October 22, 2002, by and among the Company, Freeport-McMoRan Sulphur LLC, K1 USA Energy Production Corporation and K-Mc Venture I LLC (the “Master Agreement”).  This Warrant does not entitle the Holder to any rights as a stockholder of the Company, except as set forth herein and upon exercise.

ARTICLE II

Exercise

Section 2.1

Exercise.  During the period beginning on the date hereof and ending on the fifth anniversary hereof (the “Exercise Period”), this Warrant may be exercised at any time on any business day for all or part of the Warrant Shares issuable hereunder by surrendering this Warrant at the principal office of the Company at 1615 Poydras Street, New Orleans, Louisiana 70112 (or at such other office of the Company in the United States as the Company may designate from time to time by notice in writing to the Holder), with (1) the form of exercise attached hereto fully executed, and (2) the payment in cash or immediately available funds of the Purchase Price multiplied by the number of Warrant Shares issuable upon the exercise (the “Aggregate Purchase Price”).  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date.

Section. 2.2

Partial Exercise.  This Warrant may, in accordance with the provisions of this Article II, be exercised for less than the full number of Warrant Shares.  Upon any partial exercise, this Warrant shall be surrendered and a new warrant of the same tenor and for that number of Warrant Shares not purchased or satisfied pursuant to Section 2.3 upon such partial exercise shall be issued by the Company to the Holder.

Section 2.3

Satisfaction of Warrant Exercise in Cash.  Notwithstanding any provision to the contrary contained herein, the Company may, at its option, elect to satisfy its obligation for the delivery of Warrant Shares issuable upon exercise of this Warrant in cash or partly in cash and partly by issuing Warrant Shares.  If the Company elects to satisfy in cash some or all of the Warrant Shares, then the Company shall deliver cash and certificates, if applicable, to the Holder in accordance with Section 2.4.

Section 2.4

Delivery of Cash or Certificates.

(a)

Within 5 days after the date the Holder exercises this Warrant, the Company shall:

(1)

notify the Holder in writing of the number of Warrant Shares that the Company has elected to satisfy in cash, if any;

(2)

return to the Holder in cash or immediately available funds an amount equal to the Purchase Price multiplied by the number of Warrant Shares that the Company has elected to satisfy in cash; and

(3)

issue and deliver to the Holder a certificate or certificates for the Warrant Shares that the Company has not elected to satisfy in cash.

(a)

If the Company has elected to satisfy in cash some or all of the Warrant Shares, then within 90 days after the date the Holder exercises the Warrant, the Company shall deliver to the Holder for any Warrant Shares it elects to satisfy in cash, an amount equal to 95% of the average per share closing price of the Company’s Common Stock on the New York Stock Exchange (or any automated dealer quotation system on which the Common Stock is quoted) for the 10 trading days immediately preceding the date the Holder exercises this Warrant, multiplied by the number of Warrant Shares that the Company elects to satisfy in cash.

Section 2.5

Net Issue Exercise.  If the fair market value of one share of the Common Stock is greater than the Purchase Price (at the date of calculation, as set forth below), in lieu of exercising this Warrant in the manner provided in Section 2.1, the Holder may elect, subject to Sections 2.3 and 2.4, to receive upon surrender of this Warrant at the principal office of the Company, together with the properly endorsed form of cashless exercise in the form attached hereto, a number of shares of Common Stock equal to WS, as computed using the following formula:

WS = WCS (FMV-PP)

FMV

Where:

WS

equals the number of shares of Common Stock to be issued to the Holder

WCS

equals the number of Warrant Shares or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

FMV

equals the average per share closing price of the Common Stock on the New York Stock Exchange (or any automated dealer quotation system on which the Common Stock is quoted) for the 10 trading days immediately preceding the date the Holder exercises this Warrant

PP

equals the per share Purchase Price (as adjusted to the date of such calculation) of the Warrant.

ARTICLE III

Adjustments

Section 3.1

Adjustments to Warrant Rights.  The number of Warrant Shares and the Purchase Price shall be subject to adjustment as follows:

(a)

In case the Company shall at any time:

(a)

pay a dividend (or other distribution) payable in shares of Common Stock on Common Stock;

(i)

subdivide the outstanding shares of Common Stock into a larger number of shares;

(iii)

combine the outstanding shares of Common Stock into a smaller number of shares; or

(iv)

pay a dividend or make a distribution to all holders of shares of Common Stock (other than a distribution subject to Section 3.1(b) pursuant to a stockholder rights plan, “poison pill” or similar arrangement);

then, and in each such case, (A) the number of Warrant Shares for which this Warrant is exercisable immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Warrant been exercised for shares of Common Stock immediately prior to the occurrence of such event and (B) the Purchase Price immediately prior to the occurrence of such event shall be adjusted to equal the product of the Purchase Price multiplied by a fraction, the numerator of which shall be the number of Warrant Shares for which this Warrant is exercisable immediately prior to the adjustment and the denominator of which shall be the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment.  An adjustment made pursuant to this Section 3.1(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(b)

In case the Company shall issue rights, warrants or options to all holders of Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the average per share closing price of the Company’s Common Stock on the New York Stock Exchange (or any automated dealer quotation system on which the Common Stock is quoted) for the 10 trading days immediately preceding the record date mentioned below (the “Market Value”), then the Purchase Price shall be adjusted to a price, computed to the nearest cent, determined by multiplying the Purchase Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which

(i)

the numerator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options, immediately prior to such issuance, plus (B) the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Market Value (determined by multiplying such total number of shares by the exercise price of such rights, warrants or options and dividing the product by such Market Value), and of which

(ii)

the denominator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights warrants or options, immediately prior to such issuance, plus (B) the number of additional shares of Common Stock that are so offered for subscription or purchase.

Such adjustment shall become effective immediately after the record date for the determination of holders entitled to receive such rights, warrants or options.

(c)

In case the Company shall at any time:

(i)

distribute to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in Section 3.1(a) above, or cash distributed upon a merger or consolidation to which Section 3.1(i) below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Article III has been made, in the aggregate exceeds 15 percent of the Company’s market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock outstanding on such record date) on the record date of such distribution;

(ii)

complete a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment pursuant to this Article III has been made and (B) the aggregate amount of any such all-cash distributions referred to in Section 3.1(c)(i) to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 15 percent of the Company’s market capitalization on the expiration of such tender offer; or

(iii)

distribute to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in Section 3.1(b) above or this Section 3.1(c)), then, and in each such case, the Purchase Price shall be adjusted to a price computed to the nearest cent, determined by multiplying the Purchase Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction of which

(A)

the numerator shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Company whose determination shall be conclusive evidence of such fair market price) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such numerator shall not be less than one); and of which

(B)

the denominator shall be the Market Value for the period ending on the record date for the determination of stockholders entitled to receive such distribution, or, if such adjustment is made upon the completion of a tender or exchange offer, on the payment date for such offer;

provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the Holder would otherwise be entitled to receive such rights upon exercise of the Warrant for shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section 3.1(c) as a dividend on the Common Stock.  Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(d)

In the case the Company at any time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) to any person at a price per share less than the Purchase Price then in effect shall not be deemed such an action), other than an action described in any of Sections 3.1(a), 3.1(b), 3.1(c) or 3.1(i), then the Purchase Price shall be adjusted in such manner and at such time as the Board of Directors of the Company in good faith determines to be equitable in the circumstances.

(e)

Notwithstanding anything herein to the contrary, no adjustment under this Article III need be made to the Purchase Price unless such adjustment would require an increase or decrease of at least one percent of the Purchase Price.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent of such Purchase Price.

(f)

The Company reserves the right to make such reductions in the Purchase Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.  In the event the Company elects to make such a reduction in the Purchase Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Purchase Price.

(g)

If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Purchase Price then in effect shall be required by reason of the taking of such record.

(h)

Upon any increase or decrease in Purchase Price pursuant to this Article III, the Company promptly shall deliver to the Holder notice describing in reasonable detail the event requiring the increase or decrease in the number of Warrant Shares or Purchase Price and the method of calculation thereof and specifying the increased or decreased number of Warrant Shares or Purchase Price in effect following such adjustment.

(i)

In the event the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than a change in par value, or from par value to no par value, or from no par value to par value) or a reorganization or recapitalization (other than a dividend or other distribution, subdivision, combination, substitution or exchange of shares described in any of Sections 3.1(a) or 3.1(c)), or in the event of any consolidation or merger of the Company with or into another entity or any merger of another entity with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving entity and which does not result in any change of outstanding Common Stock), or in the event of any sale or other disposition to another person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Special Transaction”), this Warrant shall, without the consent of any Holder, become exercisable at any time, at the option of the Holder thereof, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Special Transaction by a holder of the number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such Special Transaction, after giving effect to any adjustment event.  The provisions of this Section 3.1(i) and any equivalent thereof in any such securities similarly shall apply to successive Special Transactions.  The provisions of this Section 3.1(i) shall be the sole right of the Holder in connection with any Special Transaction and such Holders shall have no separate vote thereon.

(j)

For purposes of this Article III, the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Company.  The Company shall not pay any dividend or make any distribution on Common Stock held in treasury of the Company.

(k)

After each adjustment of the Purchase Price pursuant to this Section 3.1, the total number of Warrant Shares or fractional part thereof purchasable upon the exercise of the Warrant shall be proportionately adjusted to such number of shares or fractional parts thereof as the aggregate Purchase Price of the number of shares or fractional part thereof purchasable immediately prior to such adjustment will buy at the adjusted Purchase Price.

Section 3.2

Liquidation.  If the Company shall, at any time, prior to the expiration of this Warrant, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant.  Upon such exercise, the Holder shall have the right subject to Section 2.3 to receive, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Purchase Price, the Holder may, at the Holder’s option, exercise this Warrant without making payment of the applicable Purchase Price and, in such case, the Company shall, upon distribution to the Holder, consider the applicable Purchase Price per Warrant Share to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the applicable Purchase Price from the amount payable to the Holder.

Section 3.3

Notice.  Whenever this Warrant or the number of Warrant Shares issuable hereunder or Purchase Price is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including, without limitation, any distributions under Section 3.1) is to be declared by the Company, or a definitive agreement with respect to a Special Transaction has been entered into, the Company shall forthwith cause to be sent to the Holder at the last address of the Holder shown on the books of the Company, by first-class mail, postage prepaid, at least 5 business days prior to the record date specified in Section 3.3(a)(i) below or at least 10 business days before the date specified in Section 3.3(b) and Section 3.3(a)(ii) below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable):

(a)

the date to be used to determine (i) which holders of Common Stock will be entitled to receive notice of such dividend, distribution, subdivision or combination (the “Record Date”), and (ii) the date as of which such dividend, distribution, subdivision or combination shall be made; or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined (provided, that in the event the Company institutes a policy of declaring cash dividends on a periodic basis, the Company need only provide the relevant information called for in this Section 3.3(a) with respect to the first cash dividend payment to be made pursuant to such policy and thereafter provide only notice of any changes in the amount or the frequency of any subsequent dividend payments), or

(b)

the date on which a Special Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon consummation of the Special Transaction (the “Exchange Date”).

Section 3.4

Fractional Interests.

 The Company shall not be required to issue fractions of shares of Common Stock upon the exercise of this Warrant.  If any fraction of a share of Common Stock would be issuable upon the exercise of this Warrant, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the current market price on the last business day prior to the date of exercise.

ARTICLE IV

Payment of Taxes

All Warrant Shares shall be validly issued, fully paid and nonassessable and free of claims of preemptive rights, and the Company shall pay all issuance taxes and similar governmental charges that may be imposed in respect of the issue or delivery thereof, but in no event shall the Company pay a tax on or measured by the net income or gain attributed to such exercise.  Notwithstanding the foregoing, the Company shall not be required to pay any tax that  may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the Holder shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ARTICLE V

Transfer and Exchange

Section 5.1

Securities Law Compliance.  The Holder hereof represents that it is acquiring this Warrant for its own account and not with a view to any distribution or resale thereof within the meaning of the Securities Act.  The Holder further agrees that it will not sell, assign or transfer any of this Warrant unless this Warrant shall have been registered for sale under the Securities Act or until the Company shall have received from counsel for the Holder an opinion to the effect that the proposed sale or other transfer of this Warrant by the Holder may be effected without such registration.  The Holder acknowledges that, in taking this unregistered Warrant, it must continue to bear the economic risk of its investment for an indefinite period of time because such Warrant has not been registered under the Securities Act and further acknowledges that such Warrant cannot be sold unless it is subsequently registered under the Securities Act or an exemption from such registration is available.  The Holder also acknowledges that appropriate legends reflecting the status of this Warrant under the Securities Act may be placed on the face of this Warrant at the time of its delivery to the Holder hereof.

Section 5.2

Transfer.  This Warrant is issued upon the following terms, to all of which the Holder, by the taking hereof, consents and agrees:

(a)

this Warrant is subject to the terms and provisions of the Master Agreement and the Registration Rights Agreement dated the date hereof, by and between McMoRan Exploration Co. and the Holder;

(b)

subject to Sections 5.1 and 5.2(a), title to this Warrant may be transferred by endorsement (by the Holder executing the form of assignment at the end hereof) and delivery; and

(c)

until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

ARTICLE VI

Loss or Mutilation

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or a replacement hereof and, in the case of any such loss, theft or destruction, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant or a replacement, the Company at its expense will execute and deliver, in lieu thereof, a new warrant of like tenor.

ARTICLE VII

Reservation of Stock

The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all Warrant Shares from time to time issuable upon the exercise of this Warrant and all shares of the Common Stock from time to time issuable upon the conversion of the Warrant Shares issuable upon the exercise of this Warrant.

ARTICLE VIII

Miscellaneous

Section 8.1

Notices.  All notices and other communications from the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, or sent by express overnight courier service or electronic facsimile transmission (with a copy by mail) at the address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address to the Company in writing.

Section 8.2

Change, Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 8.3

Headings.  The headings in this Warrant are for purposes of convenience of reference only and shall not be deemed to constitute a part hereof.

Section 8.4

Law Governing.  This Warrant shall be construed and enforced in accordance with and governed by the internal laws of Delaware, without reference to the conflicts of laws provisions in effect therein.

IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

ATTEST:

MCMORAN EXPLORATION CO.

By:     /s/ Douglas N. Currault II

By:     /s/ Nancy D. Parmelee

Douglas N. Currault II

Nancy D. Parmelee

Assistant Secretary

Senior Vice President,

Chief Financial Officer and

Secretary

FORM OF EXERCISE

(To be signed only on exercise of Warrant)

TO:

MCMORAN EXPLORATION CO.

The undersigned, the holder of the Warrant attached hereto (the "Warrant"), hereby irrevocably elects to exercise the Warrant for, and to purchase thereunder, ___________ shares of the Common Stock of MCMORAN EXPLORATION CO., and herewith makes payment of $______________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to __________________________, tax identification number _________, whose address is ___________________________________.

Dated: ________________

___________________________________________________

(Signature must conform to name of the Holder as specified on the face of the Warrant)

___________________________________________________

(Address)

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ________________________________ the right represented by the Warrant attached hereto (the "Warrant") to purchase ___________ shares of Common Stock of MCMORAN EXPLORATION CO. to which the Warrant relates, and appoints ____________________________________ Attorney-In-Fact to transfer such right on the books of MCMORAN EXPLORATION CO. with full power of substitution in the premises.

Dated: ________________

___________________________________________________

(Signature must conform to name of Holder as specified on the face of the Warrant)

___________________________________________________

(Address)

Signed in the presence of:

_________________________________

FORM OF CASHLESS EXERCISE

(To be signed only on exercise of Warrant pursuant to Section 2.5)

TO:

MCMORAN EXPLORATION CO.

The undersigned, the holder of the Warrant attached hereto (the "Warrant"), hereby irrevocably elects to exercise the Warrant for [all] [___%] [select one] of the number of shares of Common Stock of MCMORAN EXPLORATION CO. to which the Holder is entitled under Section 2.5 of the Warrant, and requests that the certificates for such shares be issued in the name of, and delivered to __________________________, tax identification number _________, whose address is ___________________________________.

Dated: ________________

___________________________________________________

(Signature must conform to name of the Holder as specified on the face of the Warrant)

___________________________________________________

(Address)